[LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]

                                January 22, 1998





The Victory Portfolios
3435 Stelzer Road
Columbus, Ohio  43219-3035

                  Re:  The Victory Portfolios
                       ----------------------

Ladies and Gentlemen:


                  We have acted as special Delaware counsel to The Victory Portfolios, a Delaware business trust (the "Trust"), in connection with certain matters relating to the creation of the Trust and the issuance of Shares by the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Trust Instrument of the Trust dated December 6, 1995 (the "Governing Instrument").

                  We understand that, pursuant to an Agreement and Plan of Reorganization and Liquidation (the "Plan") to be entered into among SBSF Funds, Inc. for itself and on behalf of each of its existing investment portfolios identified by Schedule A thereto (each individually an "Acquired Portfolio" and collectively, the "Acquired Portfolios") and the Trust for itself and on behalf of each of its existing investment portfolios set forth on Schedule A thereto (each individually an "Acquiring Fund" and collectively the "Acquiring Funds"), and subject to the conditions set forth therein, Shares of each of the Acquiring Funds will be distributed to the Shareholders of each corresponding Acquired Portfolio in connection with the liquidation and termination of each of the Acquired Portfolios.

                  In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the


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January 22, 1998
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Secretary of State of the State of Delaware (the "Recording Office") on December
21, 1995 (the "Certificate"); the Governing Instrument; the Bylaws of the Trust; certain resolutions of the Trustees of the Trust; the Plan; Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A of The Victory Portfolios, a Massachusetts business trust and the predecessor to the Trust (the "Predecessor Trust") by which the Trust adopted such Registration Statement and the Predecessor Trust's Notification of Registration and Registration Statement under the Investment Company Act of 1940, as filed with the Securities and Exchange Commission on December 28, 1995; the Trust's Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on December 19, 1997 (the "Registration Statement"); and a certification of good standing of the Trust obtained as of a recent date from the Recording Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for the purpose of this opinion: (i) the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced instruments, certificates and other documents, including, without limitation, the Plan, and of all documents contemplated by the Governing Instrument and applicable resolutions of the Trustees to be executed by investors desiring to become Shareholders; (ii) the transfer of the assets of each Acquired Portfolios to the corresponding Acquiring Fund, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Plan and compliance with all other terms, conditions and restrictions set forth in the Plan and the Governing Instrument and all applicable resolutions of the Trustees in connection with the issuance of Shares (including, without limitation, the taking of all appropriate action by the Trustees to designate Series of Shares, including the Acquiring Funds, and the rights and preferences attributable thereto as contemplated by the Governing Instrument); (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that, subsequent to the filing of the Certificate, no event has occurred, or prior to the issuance of Shares pursuant to the Plan will occur, that would cause a termination or dissolution of the Trust under Sections 11.04 or 11.05 of the Governing Instrument; (v) that the activities of the


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Trust  have  been and will be  conducted  in  accordance  with the  terms of the
Governing Instrument and the Delaware Act; and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of the Registration Statement, or any other registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

                  Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

                  1. The Trust is a duly created and validly existing business trust in good standing under the laws of the State of Delaware.

                  2. The Shares to be issued pursuant to the Plan will, upon issuance, constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

                  3. Under the Delaware Act and the terms of the Governing Instrument, each Shareholder of the Trust, in such capacity, will be entitled to the same limitation of personal liability as that extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware; provided, however, that we express no opinion with respect to the liability of any Shareholder who is, was or may become a named Trustee of the Trust.

                  We consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to a pre-effective amendment to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be


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relied  upon by,  or filed  with,  any  other  person or entity or for any other purpose without our prior written consent.


                                            Sincerely,

                                            /s/MORRIS, NICHOLS, ARSHT & TUNNELL